Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. COMPLETES THE SALE OF ITS
BARNES DISTRIBUTION EUROPE BUSINESS TO BERNER SE
BRISTOL, Conn., January 3, 2012 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today announced that on December 30, 2011, it completed the sale of its Barnes Distribution Europe (“BDE”) business to Berner SE in a cash transaction for approximately $33 million.
BDE is comprised of businesses that operate as Kent, BD France and Toolcom and had full-year 2010 sales of approximately $105 million that are included within Barnes Group's Logistics and Manufacturing Services segment.
Berner SE is a leading direct seller in Europe of consumables, tools and specialist technical chemicals, primarily in the construction and automotive industries.
Baird served as the exclusive financial advisor to Barnes Group Inc. on the sale of BDE.
About Barnes Group Inc.
Barnes Group Inc. is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, approximately 4,300 dedicated employees at more than 50 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.
About Berner SE
Berner SE is a leading direct seller in Europe of consumables, tools and specialist technical chemicals primarily in the construction and automotive industries. Consisting of Berner Group, BTI Group and Caramba Chemical Group, the company’s 8,500 employees distribute approximately 60,000 products to customers in more than 25 European countries.

Contact:
Barnes Group Inc.
William Pitts
Director, Planning and Investor Relations
860.583.7070